AMENDMENT NO. 4 TO
AMENDED AND RESTATED BYLAWS
OF AIM TAX-EXEMPT FUNDS
Adopted effective April 30, 2010
The Amended and Restated Bylaws of AIM Tax-Exempt Funds (the “Trust”), adopted effective September 14, 2005, (the “Bylaws”), are hereby amended as follows:
1.	AIM Tax-Exempt Funds is now named AIM Tax-Exempt Funds (Invesco Tax-Exempt Funds).

2.	All references to AIM Tax-Exempt Funds in the Bylaws are hereby deleted and replaced with AIM Tax-Exempt Funds (Invesco Tax-Exempt Funds).